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                                  EXHIBIT 21.1

                                  SUBSIDIARIES

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Subsidiaries of Remedent USA, Inc.:

         Remedent Professional Holdings, Inc., a California corporation

         Remedent Professional, Inc., a California corporation

         Remedent N.V., a Belgium corporation